Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

GRAPHIC PACKAGING HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value	457(c) and 457(h)	11,200,000 (1)	$27.50 (2)	$308,000,000 (2)	$147.60 per $1,000,000	$45,460.80

Total Offering Amounts					$308,000,000		$45,460.80

Total Fee Offsets							—

Net Fee Due							$45,460.80

(1)

Amount to be registered consists of 11,200,000 shares of Graphic Packaging Holding Company (the “Company”) common stock, $0.01 par value per share (“Common Stock”) that may be offered or sold under the Graphic Packaging Holding Company 2024 Omnibus Incentive Compensation Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 21, 2024.